EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-185264) pertaining to the Delek Logistics GP, LLC 2012 Long-Term Incentive Plan of our report dated March 11, 2013, with respect to the consolidated financial statements of Delek Logistics Partners, LP included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/  Ernst & Young LLP
Nashville, Tennessee
March 11, 2013